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                                                                    EXHIBIT 99.2
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Contacts:
ANALYSTS: John P. Jacunski, Vice President & CFO, 330-841-8300
MEDIA: Tim Roberts, Public Affairs Manager, 330-841-8205

            COURT APPROVES WCI FIRST DAY MOTIONS

         (WARREN, OHIO) Sept. 18, 2003 - U.S. Bankruptcy Judge

William T. Bodoh has approved first day motions presented by

WCI Steel, Inc., including orders allowing the company to

continue to pay salaries, wages and benefits to its employees and to honor pre-petition obligations to its employees.

         The court also approved on an interim basis a $100 million debtor-in-possession credit facility from Congress Financial

Corporation, Bank of America, N.A. and other lenders under its existing $100 million working capital facility (which includes a

$15 million junior participation by The Renco Group, Inc., WCI's ultimate parent). This facility is expected to provide WCI with the liquidity necessary to meet its obligations to its suppliers,

customers and employees during the Chapter 11 reorganization process. The company is also seeking approval of a $10 million subordinated secured financing facility from Renco. It is

expected that a hearing on this supplemental financing will occur
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at the time of the final hearing on the $100 million facility.

         Commenting on these orders, Edward R. Caine, president

and chief executive officer of WCI, said, "We are moving forward,

under Chapter 11 protection, to complete our restructuring plan and make WCI a strong competitor once again. Our first day

orders assure that employee compensation continues without

interruption and that WCI will maintain normal operations during this process."

         On Sept. 16, 2003, WCI filed a voluntary petition for

protection under Chapter 11 of the U.S. Bankruptcy Code in the

United States Bankruptcy Court for the Northern District of Ohio,

Eastern Division in Youngstown.

         WCI is an integrated steelmaker producing more than 185

grades of custom and commodity flat-rolled steel at its Warren,

Ohio facility. WCI products are used by steel service centers,

convertors, electrical equipment manufacturers and the

automotive and construction markets. The company has

approximately 1,800 employees.

                                    -30-                                  03-5

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FORWARD-LOOKING STATEMENTS
Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. WCI cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: general economic and business conditions; demand for WCI's products; changes in industry capacity and levels of imports of steel or steel products; effectiveness of the remedies under Section 201 of the Trade Act of 1974; the ability to maintain sufficient liquidity during the restructuring process; the outcome of any on-going restructuring discussions or negotiations; the outcome of the Chapter 11 restructuring case; industry trends, including product pricing, competition; currency fluctuations; the loss of any significant customers; availability of qualified personnel; major equipment failures; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and the outcome of legal matters. By making these forward-looking statements, WCI does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.